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                                                                      EXHIBIT 23





                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
SouthTrust Corporation


We consent to the incorporation by reference in the registration statements (Nos. 33-25513, 33-33187, 33-46804, 33-55543, 333-02203, 333-31132, 333-46940,
333-61990, 333-67674, 333-74570, and 333-32922) on Form 10-K of SouthTrust
Corporation of our report dated February 21, 2003, with respect to the consolidated balance sheet of SouthTrust Corporation as of December 31, 2002 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of SouthTrust Corporation.

Our report dated February 21, 2003 contains an explanatory paragraph that states that the consolidated financial statements of the Company were audited by other auditors who have ceased operations. As described in note H, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Additionally, as described in note S, the Company changed the composition of its reportable segments in 2002, and the amounts in the 2001 and 2000 consolidated financial statements relating to reportable segments have been restated to conform to the 2002 composition of the reportable segments.

Birmingham, AL
February 28, 2003